News Release

Contact: Robert Alderson

Chief Executive Officer

(731) 668-2444

KIRKLAND’S HIRES RETAIL VETERAN CATHERINE DAVID AS
PRESIDENT AND CHIEF OPERATING OFFICER
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ANNOUNCES OTHER SENIOR MANAGEMENT CHANGES

JACKSON, Tenn. (March 22, 2006) — Kirkland’s, Inc. (NASDAQ/NM: KIRK) today announced that Catherine David will join the Company as President and Chief Operating Officer, effective March 22, 2006. Robert Alderson will continue as Chief Executive Officer of the Company.

A 20-year retail veteran, Ms. David was most recently Senior Vice President and General Manager of Sears Essentials, Sears Grand and The Great Indoors for Sears Holding Corporation. Prior to that, she was President of The Burnes Group, formerly a division of Newell-Rubbermaid. Ms. David also enjoyed a successful 13-year career at Target Corporation, where she performed in a variety of buying, merchandise planning and store operations roles culminating in her leadership of Target’s website strategy and e-commerce business as Vice President and General Manager of target.direct.

All areas and all members of senior management of the Company will report to her. Ms. David will also lead the hiring of a new General Merchandising Manager for the Company.

Mr. Alderson noted, “We are very excited about Cathy coming on board to lead the Kirkland’s team. She is a proven merchant with a demonstrated ability to set a merchandising vision and attract and develop top merchandising talent. Her background includes extensive experience in home furnishings as well as significant levels of responsibility and leadership. She is well known and admired throughout our industry for her creativity and communications skills as well as the results she has produced. We look forward to working closely with Cathy to lead Kirkland’s to growth and profitability.”

Mr. Alderson had been serving as interim President and Chief Executive Officer pending a search for a new Chief Executive Officer. The Company’s Board of Directors has determined not to pursue the search, and Mr. Alderson will continue as Chief Executive Officer and as a member of the Board. The Board has elected Wilson Orr to serve as Chairman of the Board. An independent director since 1996, Mr. Orr is a General Partner of SSM Partners, a private equity investment firm, and a principal of SSM Corporation, a shareholder of Kirkland’s.

The Company also announced that Reynolds Faulkner has resigned as Executive Vice President and Chief Financial Officer and as a member of the Board of the Company, effective the end of April 2006. Mr. Faulkner stated, “My eight years with Kirkland’s have been exciting and rewarding. Kirkland’s is a terrific company with great people and a bright future. As a shareholder, I am very pleased with the addition of Cathy David to the team, and I look forward to following the Company’s progress under her leadership. My decision to accept a new career challenge is both a personal and professional one. My wife and I both have family in North Carolina, and I am fortunate to have an opportunity to join another great company while also returning to a part of the country that I call home.”

The Company’s Board has elected Mike Madden to serve as Vice President and Chief Financial Officer of the Company. Mr. Madden joined Kirkland’s in 2000 as
Director of Finance and has served as Vice President of Finance for the Company since May 2005. Prior to joining Kirkland’s he was Assistant Controller of Trammell Crow Company in Memphis and was with PricewaterhouseCoopers LLP in Memphis. At PricewaterhouseCoopers, he served in positions of increasing responsibility over six years culminating as Manager – Assurance and Business Advisory Services where he worked with various clients, public and private, in the retail and consumer products industries.

Mr. Alderson stated, “It is always a wonderful thing to see a friend and respected colleague have a great opportunity to realize personal and professional goals. However, no person or company experiences the departure of a brilliant, motivated and competitive partner without a sense of loss. We thank Rennie for his leadership and valuable contributions to Kirkland’s. We wish Rennie and his family great success and happiness as they return home. At the same time, we are very pleased that Mike Madden will be our new CFO. Over the last six years at Kirkland’s, Mike has been integrally involved in all financial areas of the Company. He has demonstrated a high level of competence, leadership and commitment to Kirkland’s. We are confident in his abilities and believe he is fully prepared for this new and important role.”

Kirkland’s, Inc. was founded in 1966 and is a leading specialty retailer of home décor in the United States. Although originally focused in the Southeast, the Company has grown beyond that region and currently operates 336 stores in 37 states. The Company’s stores present a broad selection of distinctive merchandise, including framed art, mirrors, candles, lamps, picture frames, accent rugs, garden accessories and artificial floral products. The Company’s stores also offer an extensive assortment of holiday merchandise, as well as items carried throughout the year suitable for giving as gifts. More information can be found at www.kirklands.com.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Kirkland’s actual results to differ materially from forecasted results. Those risks and uncertainties include, among other things, the competitive environment in the home décor industry in general and in Kirkland’s specific market areas, inflation, product availability and growth opportunities, seasonal fluctuations, and economic conditions in general. Those and other risks are more fully described in Kirkland’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K filed on April 14, 2005. Kirkland’s disclaims any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

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